Exhibit 99.1

E COM VENTURES INC. REPORTS FISCAL YEAR 2006 RESULTS

Company Contact:

Michael W. Katz

President and CEO

E Com Ventures, Inc.

954-335-9030

Sunrise, FL – May 7, 2007. E Com Ventures, Inc., (NASDAQ: ECMV) announced today the results of operations for its 2006 fiscal year ended February 3, 2007.

Total revenues for fiscal year 2006 were $243.6 million, an increase of 4.2% over the $233.7 million reported for the prior year. Retail sales for fiscal year 2006 were $229.8 million, a 6.5% increase over the prior year, of which 1.3% related to the fifty-third week of fiscal year 2006; fiscal year 2005 contained fifty-two weeks. Of this increase, 2.3% resulted from comparable stores sales improvements, excluding the extra week in fiscal year 2006. Gross profit for fiscal year 2006 was $103.9 million, a 7.7% increase over the prior year amount of $96.5 million. The increase in gross profit was largely due to improvements in retail sales volume and gross margin percentage.

During fiscal year 2006 operating expenses increased $7.6 million and represented 38.4% of net sales as compared to 36.8% of net sales for fiscal year 2005. This increase in operating expenses as a percentage of net sales is primarily attributable to the opening of 36 new stores in fiscal year 2006. The increase in gross profit offset by the increase in operating expenses resulted in income from operations of $10.4 million compared to $10.5 million in the prior year.

In fiscal year 2006 the Company achieved net income of $4.5 million compared with net income of $14.3 million in fiscal year 2005. In the prior fiscal year, management determined that it was more likely than not that the Company would realize the benefit of certain of its deferred tax assets and therefore reversed a portion of the prior year’s tax asset valuation allowance resulting in a net income tax benefit of $7.6 million in fiscal year 2005. The Company had a net income tax provision of $1.4 million in fiscal year 2006.

“In fiscal year 2006 we continued to see the benefits of our programs to better control store operating expenses and improve gross margin percentage,” said Michael W. Katz, the Company’s President and Chief Executive Officer. “We also aggressively opened new stores in fiscal year 2006 (36) as we did in fiscal year 2005 (23). The increase in store count will enhance future sales growth and operating performance, but during their maturing process new stores tend to suppress current operating performance because operating costs are a higher percentage of sales than for mature stores. Considering all these factors, we are pleased with our overall performance in fiscal year 2006 and remain optimistic about the long-term future while cautious about the current mixed retail environment. We want to thank our loyal customers and dedicated employees as they support our mission to make Perfumania the retail place of choice when buying fragrances and beauty products.”

E COM VENTURES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	FOR THE FISCAL YEAR ENDED
	February 3, 2007	January 28, 2006	January 29, 2005
Net sales	$243,609,098	$233,694,081	$225,003,201
Cost of goods sold	139,679,477	137,192,922	133,666,605

Gross profit	103,929,621	96,501,159	91,336,596

Operating expenses:
Selling, general and administrative expenses	88,699,388	80,839,776	78,835,103
Depreciation and amortization	4,863,319	5,155,645	5,874,591

Total operating expenses	93,562,707	85,995,421	84,709,694

Income from operations	10,366,914	10,505,738	6,626,902

Other expenses:
Interest expense
Affiliates	(465,798)	(371,458)	(248,124)
Other	(4,028,943)	(3,506,018)	(3,077,497)

	(4,494,741)	(3,877,476)	(3,325,621)

Income before income taxes	5,872,173	6,628,262	3,301,281
Income tax (provision) benefit	(1,350,243)	7,637,000	(150,000)

Net income	$4,521,930	$14,265,262	$3,151,281

Basic net income per common share	$1.51	$4.84	$1.11

Diluted net income per common share	$1.42	$4.23	$1.06

Weighted average number of shares outstanding:
Basic	3,000,471	2,949,146	2,832,107

Diluted	3,505,890	3,463,480	3,001,844

The Company’s fiscal year results are based on a fifty-two or fifty-three week retail calendar ending on the Saturday closest to January 31. All references herein to fiscal years are to the calendar year in which the fiscal year begins; for example, fiscal year 2006 refers to the fiscal year that began on January 29, 2006 and ended on February 3, 2007. With the exception of fiscal year 2006, all fiscal years presented contain fifty-two weeks. Fiscal year 2006 contains fifty-three weeks.

# # #

This press release may include information presented which contains forward-looking information, including statements regarding the strategic direction of the Company. Some of these statements, including those that contain the words “anticipate,” “believe,” “plan,” “estimate,” “expect,” “should,” “intend,” and other similar expressions, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements of those of our industry to be materially different from any future results, performance or achievements expressed or implied by those forward-looking statements. Among the factors that could cause actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements are our ability to service our obligations, our ability to comply with the covenants in our credit facility, general economic conditions, competition, potential technology changes, changes in or the lack of anticipated changes in the regulatory environment in various countries, the ability to secure partnership or joint-venture relationships with other entities, the ability to raise additional capital to finance expansion, the risks inherent in new product and service introductions and the entry into new geographic markets and other factors included in our filings with the Securities and Exchange Commission.